                                                         EXECUTION COPY


                              EMPLOYMENT AGREEMENT

     AGREEMENT made as of the 1st day of August, 1999, by and between Central European Media Enterprises Ltd., a Bermuda corporation (the "Corporation"), and John Schwallie ("Schwallie" together with the Corporation, the "Parties").

     WITNESSETH:

     WHEREAS, the Corporation wishes to employ Schwallie, and Schwallie wishes to be employed by the Corporation, on the terms and conditions set forth below;

     NOW, THEREFORE, in consideration of the foregoing and the terms and conditions contained herein, the parties hereto agree as follows:

1.   Position and Responsibilities.

1.1. Subject to Section 2.4 hereof, the Corporation hereby employs Schwallie to serve in an executive capacity as Vice President Finance and Chief Financial Officer of the Corporation. Subject to the direction and authorization of the President and Chief Executive of the Corporation, Schwallie shall perform such functions and undertake such responsibilities as are customarily associated with such a position. All these functions will take place outside the United Kingdom. Schwallie shall hold such directorships and executive officerships in the Corporation and any subsidiary to which, from time to time, he may be elected or appointed during the term of this Agreement.

1.2. Schwallie shall devote his full time and best efforts to the business and affairs of the Corporation and to the promotion of its interests; provided, however, that Schwallie shall be entitled to devote such time as is necessary to fulfil his obligations under the Employment Agreement dated the date hereof between Schwallie and CME Development Corporation.

1.3. The parties acknowledge that Schwallie will perform the duties hereunder wholly outside of the United Kingdom and acknowledge that Schwallie has entered into an employment agreement with CME Development Corporation which would cover services to be performed by him inside the United Kingdom. Schwallie will do such travelling as may reasonably be required in the performance of his duties hereunder, which the Parties estimate to be approximately 50% of the time on an overall basis.

2.   Term.

2.1. The term of this Agreement shall commence on 1 August 1999 and terminate on July 31, 2002, unless sooner terminated as provided in this Agreement. The term of this Agreement and any extension thereof is herein referred to as the "Term."

2.2. Notwithstanding the provisions of Section 2.1 hereof, the Corporation shall have the right, on written notice to Schwallie, to terminate this Agreement for Cause (as defined herein), such termination to be effective seven days after the date on which written notice is given or as of such later date otherwise specified in the notice.

2.3 For purposes of this Agreement, the term "Cause" shall mean fraud or dishonesty or acts of gross negligence in the course of providing his services herein which are injurious to the Corporation; wilful misrepresentation to shareholders or directors which is injurious to the Corporation; a wilful failure without reasonable justification to comply with a reasonable written order of the President and Chief Executive or the Board of Directors of Central European Media Enterprises Ltd. (the "Board of Directors"), which shall not be cured within 20 days after written notice; a wilful and material breach of this Agreement, which shall not be cured within 20 days after written notice; or the commission of a felony.

2.4 Notwithstanding the provisions of Section 1.1 or Section 2.1 hereof, the Corporation shall have the right to re-assign Schwallie to other Executive positions with different responsibilities as determined by the President and Chief Executive Officer or the Board of Directors in their sole discretion. Any such reassignment will not constitute "Good Reason" under this Employment Agreement. "Executive" means a position with management responsibility which reports directly to the President or Chief Operating Officer of the Corporation, and which is a Named Executive Officer in the Corporation's reports filed under the Securities Act of 1934 for as long as the Corporation is required to file publicly available reports under the Securities Act of 1934.

2.5. For purposes of this Agreement, the term "Good Reason" shall mean any of the following: (a) a relocation outside of the London metropolitan area without Schwallie's prior consent; or (b) a re-assignment of Schwallie to a non-Executive position; or (c) failure by the Corporation to comply with any of the material terms of this Agreement, which shall not have been cured within 20 days after written notice thereof. For a period of 30 days after the occurrence of a Good Reason event, Schwallie shall have the right to terminate this Agreement for Good Reason.

2.6. If this (i) Agreement shall be terminated (a) by the Corporation other than pursuant to Sections 2.2, 4.1 or 4.2 hereof or (b) by Schwallie for Good Reason (as defined herein) or (ii) the Corporation does not offer to renew this Agreement on terms as favourable to Schwallie as contained in this Agreement (excluding stock options awarded pursuant to Section 3.7) then the Corporation shall continue to pay to Schwallie his salary for 15 (fifteen) months following the date of termination, but Schwallie shall not be entitled to receive any other compensation, bonuses, benefits or other payments relating to such fifteen month period. In such event, the Corporation will pay relocation expenses back to the Czech Republic or the Corporation shall pay an amount equivalent to the cost of relocation of Schwallie to the Czech Republic. In the event this Agreement shall be terminated by the Corporation pursuant to Sections 4.1 or 4.2 hereof, the Corporation shall continue to pay to Schwallie and/or his wife and children for all benefits provided in Section 3.3 of this Agreement, and specifically ensure that health, life and disability insurance shall continue in effect for the remainder of the Term.

2.7. Upon termination of this Agreement for any reason, the Corporation will immediately pay Schwallie all amounts due and owing, including but not limited to bonuses, accrued vacation, expense reimbursements and earned salary.

2.8. The Corporation will inform Schwallie no later than six months prior to the termination date of this Agreement whether or not the Corporation wishes to renew the Agreement.

2.9. Upon expiration or termination of this Agreement, including any extension thereof, for any reason, all directorships or executive officerships in the Corporation or any of its affiliates to which Schwallie was elected or appointed shall also immediately terminate.

2.10. In the event that Schwallie wishes to terminate this Agreement for other than Good Reason, Schwallie agrees to give the Corporation three months notice. Nevertheless, at the option of the Corporation, Schwallie shall be required to perform his duties during this notice period.

3.   Salary.

3.1. The Corporation shall pay to Schwallie for the services to be rendered by Schwallie hereunder a salary at the rate of US$125,000 per annum. The salary shall be payable in equal monthly installments of US$10,416.66 each. Such salary will be adjusted on each anniversary of this Agreement to reflect the percentage change in the consumer price index (HICP) for the London metropolitan area published by the Office of National Statistics for the preceding year, or if such index is no longer available, such other generally available index measuring changes in consumer purchasing power (in the London metropolitan area or nationally) designated by the Board of Directors; provided, however, in no event will Schwallie's salary be reduced.

3.2. Schwallie will receive a payment from the Corporation equal to 50% of his base salary for 1999 if the Corporation or any subsidiary or affiliate obtains a television broadcast license in the Czech Republic, or if the Corporation or any subsidiary or affiliate enters into any agreement to restore its operations in the Czech Republic. Such payments would be in lieu of any other bonus payments available to Schwallie for 1999. From 2000 onwards, the Corporation shall provide Schwallie with the opportunity to earn an annual cash bonus. The amount of any such annual bonus shall be determined by the CEO of the Corporation, and subject to the Compensation Committee's approval in its sole discretion. Executive and the Corporation anticipate that Executive shall have a target annual bonus of approximately 33% of his Base Salary.

3.3. Schwallie shall be entitled to participate in, and receive benefits from, any insurance, medical, disability, bonus, incentive compensation, or other employee benefit plan, if any are adopted, of the Corporation or any subsidiary which may be in effect at any time during this Agreement, provided that in any event Schwallie shall, at the Corporation's expense, be entitled to private medical insurance for himself, his wife and dependent children, disability insurance and permanent health insurance at the maximum permissible levels from time to time, and life insurance in an amount commensurate with the life insurance offered to the other senior executives of the Corporation. These benefits will not be reduced from the present level without his prior written consent.

3.4. The Corporation agrees to reimburse Schwallie for all reasonable and necessary business expenses incurred by, him on behalf of the Corporation in the course of his duties hereunder upon the presentation by Schwallie of appropriate receipts therefore.

3.5. For each calendar month during the Term that Schwallie maintains a principle residence in the Greater London Metropolitan area, Schwallie shall be entitled to a monthly living allowance of Pound Sterling (pound)1,666.67 to be paid in equal monthly installments and adjusted on each anniversary of this Agreement to reflect the percentage change in the consumer price index (HICP) for the London metropolitan area published by the Office of National Statistics for the preceding year, or if such index is no longer available, such other generally available index measuring changes in consumer purchasing power (in the London metropolitan area or nationally) designated by the Board of Directors provided, however, in no event will this allowance be reduced.

3.6. Schwallie's entitlement to paid vacation is governed by the Corporation's Employee Handbook.

3.7. The Corporation shall grant to Schwallie an option to purchase 80,000 shares of Class A Common Stock of the Corporation as of the date of this Agreement under the terms of the Corporation's 1995 Stock Option Plan, as amended (the "Stock Option Plan"). The option prices for these shares shall be US$13.00 per share. The options shall become exercisable in equal annual installments over a three year period on the anniversary of the grant of the options provided that Schwallie is engaged by the Corporation on such date. The options shall remain exercisable on a cumulative basis until the expiry of 7 years from the date of the grant, except if this Agreement is terminated for Cause as defined in Section 2.3 hereof, in which case the options will terminate. Option exercise shall be accelerated in the event of termination of Schwallie's engagement by reason of death or Disability, by notice of termination for Good Reason and by the Corporation by notice other than for Cause. In addition, the Corporation may at its sole discretion extend the Stock Option Plan in the future. The timing and amount of any subsequent option awards shall be at the discretion of the Compensation Committee and the Board of Directors of the Corporation. Options will be incentive stock options to the extent permitted by Section 422(d) of the US Internal Revenue Code 1986, as amended. In the event that any of the terms of the Stock Option Plan become more favourable to Executives of the Company, then Schwallie shall be entitled to benefit from such provisions to the extent allowed by the Compensation Committee.

3.8 In the event that this Agreement is terminated by the Corporation for any reason other than Cause, or if the Agreement is terminated by Schwallie for Good Reason, the Corporation shall be obliged to enter into a non-exclusive Consulting Agreement with Schwallie for the nominal fee of US$1.00 per year for a period which will allow all of the options granted to Schwallie by the Corporation to vest and thus become exercisable. The sole purpose of such a Consulting Agreement is to enable certain of

Schwallie's options granted under this Section 3 to vest and remain exercisable as though Schwallie were still an employee under the terms of this Agreement. It is understood that the Consulting Agreement itself would not prevent Schwallie from taking a full-time job with another company.

4.   Death; Incapacity.

4.1. If, during the Term, because of illness or other incapacity, Schwallie shall fail for a period of 180 consecutive days, or for shorter periods aggregating more than 180 days during any twelve month period, to render the services contemplated hereunder, then the Corporation, at its option, may terminate this Agreement by notice from the Corporation to Schwallie, effective on the giving of such notice.

4.2. In the event of the death of Schwallie during the Term, this Agreement shall terminate on the date of such death.

4.3. Upon termination of this Agreement, the Corporation shall pay to Schwallie or his legal representatives any amounts owed to him including but not limited to expense reimbursement, accrued vacation and earned bonuses, and Schwallie shall pay to the Corporation any amounts owed to the Corporation, to the date of termination.

5.   Other Activities During Agreement.

5.1. Schwallie agrees to devote up to 120 working days per year to performing services under this Agreement and up to 120 working days per year to performing services under the Employment Agreement dated the date hereof between Schwallie and CME Development Corporation; Schwallie shall devote his full business time to performing services under these two agreements.

5.2. During the Term and for a period of two years thereafter, and except as contemplated herein, neither Schwallie nor any entity in which he may be interested as a partner, trustee, director, officer, employee, shareholder, option holder, lender of money or guarantor (each, a "Schwallie Affiliate") shall be engaged directly or indirectly in the business of licensing of television or radio stations and provision of programming engaged in by the Corporation, or any subsidiary, in any country in Europe where the Corporation, or any subsidiary, conducts such business at any time during the Term (a "Competitive Activity"); provided, however, that the foregoing shall not be deemed to prevent Schwallie from investing in not more than 5% of the outstanding securities of a public company. If, for a period of two years after the Term, Schwallie or a Schwallie Affiliate proposes to engage in what may be a Competitive Activity, Schwallie shall so notify the Corporation in writing which shall fully set forth and describe in detail the nature of the activity which may be a Competitive Activity, the names of the companies or other entities with or for whom such activity is proposed to be undertaken, and whether it is proposed to be engaged in by Schwallie or by a Schwallie Affiliate (the "Section 5 Notice"). If, within 30 days after notice to the Corporation pursuant to a
Section 5 Notice, the Corporation shall fail to notify Schwallie that it deems the proposed activity to be a Competitive Activity, then Schwallie shall be free to engage in the activities described in the Section 5 Notice without violation of this Section 5.2. It is understood and agreed that any opportunity directly or indirectly related to any business engaged in by the Corporation, or any subsidiary, in any country in Europe where the Corporation, or any subsidiary, conducts such business at any time during the Term shall be deemed a corporate opportunity of the Corporation and Schwallie shall promptly make such opportunity available exclusively to the Corporation.

5.3. Schwallie shall not at any time during this Agreement or after the termination hereof directly or indirectly divulge, furnish, use, publish or make accessible to any person or entity other than Central European Media Enterprises Ltd. Any Confidential Information (as hereinafter defined) other than in connection with the performance of his duties hereunder. It is the specific intent of the Corporation and Schwallie that each and all of the provisions set forth hereinabove shall be valid and enforceable as specifically set forth hereinabove; and that Schwallie acknowledges that the Corporation's remedies at law are likely to be inadequate, and Schwallie consents to the application of the equitable remedies of specific performance to enforce the Corporation's rights hereunder. Further, should any person seek to legally compel Schwallie (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demands or otherwise) to disclose any Confidential Information, Schwallie shall provide the Corporation with prompt notice followed up in writing so that the Corporation may seek a protective order or other appropriate remedy, failing which Schwallie shall be entitled to make such disclosure as is legally required. In any event Schwallie shall use his best efforts with the advice of counsel to furnish only that portion of the Confidential Information which is legally required and, with the cooperation of the Corporation, will exercise his best efforts to obtain reliable assurance that confidential treatment will be accorded information so disclosed. In the event of a breach or a threatened breach by Schwallie of the provisions of this
Section 5.3, the Corporation may, in addition to any other remedies it may have, obtain injunctive relief in any court of appropriate jurisdiction to enforce this Section 5.3. The provisions of this Section 5.3 shall survive the expiration or termination, for any reason, of this Agreement and shall be separately enforceable. Any records of Confidential Information prepared by Schwallie or which come into Schwallie's possession during the Term are and remain the property of the Corporation and upon termination of this Agreement all such records and copies thereof shall be either left with or returned to the Corporation.

5.4. The term "Confidential Information" shall mean information disclosed to Schwallie or known, learned, created or observed by him as a consequence of or through this Agreement, not generally known in the relevant trade or industry, about the Corporation's business activities, services and processes, including but not limited to information concerning advertising, sales promotion, publicity, sales data, research, programming and plans for programming, finances, accounting, methods, processes, business plans (including prospective or pending license applications or investments in license holders or applicants), client or supplier lists and records, potential client or supplier lists, and client or supplier billing.

6.   Indemnification.

6.1. The Corporation will indemnify Schwallie and pay on his behalf all Expenses (as defined below) incurred by Schwallie in any Proceeding (as defined below), whether the Proceeding which gave rise to the right of indemnification pursuant to this Agreement occurred prior to or after the date of this Agreement provided that Schwallie shall promptly notify the Corporation of such Proceedings and the Corporation shall be entitled to participate in such Proceedings and, to the extent that it wishes, jointly with Schwallie, assume the defense thereof with counsel of its choice. This indemnification shall not apply if it is determined by a court of competent jurisdiction in a Proceeding that any losses, claims, damages or liabilities arose primarily out of the gross negligence, wilful misconduct or bad faith of Schwallie.

6.2. The term "Proceeding" shall include any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether brought in the name of the Corporation or otherwise and whether of a civil, criminal, administrative or investigative nature, including, but not limited to, actions, suits or proceedings brought under or predicated upon any securities laws, in which Schwallie may be or may have been involved as a party or otherwise, and any threatened, pending or completed action, suit or proceeding or any inquiry or investigation that Schwallie in good faith believes might lead to the institution of any such action, suit or proceeding or any such inquiry or investigation, by reason of the fact that Schwallie is or was a director, officer, employee, agent or fiduciary of the Corporation, by reason of any action taken by Schwallie or of any inaction on his part while acting as such director, officer, employee, agent or fiduciary or by reason of the fact that he is or was serving at the request of the Corporation as a director, officer, employee, trustee, fiduciary or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, whether or not he is serving in such capacity at the time any liability or expense is incurred for which indemnification or reimbursement can be provided under this Agreement.

6.3. The term "Expenses" shall include, without limitation thereto, expenses (including, without limitation, attorneys' fees and expenses) of investigations, judicial or administrative proceedings or appeals, damages, judgements, fines, penalties or amounts paid in settlement by or on behalf of Schwallie and any Expenses of establishing a right to indemnification under this Agreement.

6.4. The Expenses incurred by Schwallie in any Proceeding shall be paid by the Corporation as incurred and in advance of the final disposition of the Proceeding at the written request of Schwallie. Schwallie hereby agrees and undertakes to repay such amounts if it shall ultimately be decided in a Proceeding that he is not entitled to be indemnified by the Corporation pursuant to this Agreement or otherwise.

6.5. The indemnification and advancement of Expenses provided by this Agreement shall not be deemed exclusive of any other rights to which Schwallie may be entitled under the Corporation's Articles of Incorporation or Bye-Laws, any agreement, any vote of stockholders or disinterested directors, the laws under which the Corporation was formed, or otherwise, and may be exercised in any order Schwallie elects and prior to, concurrently with or following the exercise of any other such rights to which Schwallie may be entitled, including pursuant to directors and officers insurance maintained by the Corporation, both as to action in official capacity and as to action in another capacity while holding such office, and the exercise of such rights shall not be deemed a waiver of any of the provisions of this Agreement. To the extent that a change in law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Corporation's Articles of Incorporation, Bye-Laws and this Agreement, it is the intent of the parties hereto that Schwallie shall enjoy by this Agreement the greater benefit so afforded by such change. The provisions of this Section 6 shall survive the expiration or termination, for any reason, of this Agreement and shall be separately enforceable.

7. Assignment. The Corporation shall require any successor or assign to all or substantially all the assets of the Corporation, prior to consummation of any transaction therewith, to expressly assume and agree to perform in writing this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession or assignment had taken place. This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors and assigns. Schwallie shall not transfer, assign, convey, pledge or encumber this Agreement, or his rights, title or interest herein without the prior consent of the Corporation.

8. No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement, except as provided in Sections 2.6, 2.7, 4.3, 6 and 7 hereof.

9. Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

10. Interpretation. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

11. Notices. All notices under this Agreement shall be in writing and shall be deemed to have been given at the time when mailed by registered or certified mail or when delivered by hand or recognized overnight courier service, addressed to the address below stated of the party to which notice is given, or to such changed address as such party may have fixed by notice:

To the Corporation:

52 Poland Street
London W1V 3DF England
Attn: President and Chief Executive Officer

with a copy to:

Legal Department
52 Poland Street
London W1V 3DF  England

To Schwallie:

52 Poland Street
London W1V 3DF England

with a copy to:
Mark T. Schwallie, Esq.
116 Chesterfield Road
Westhampton, MA 01027
USA

and a copy to:

James D. Lebson
Lebson & Muller PC,
26 Franklin Street
Tenafly,
New Jersey 07670 USA

provided, however, that any notice of change of address shall be effective only upon receipt.

12. Waivers. If any party should waive any breach of any provision of this Agreement, it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

13. Complete Agreement; Amendments. The foregoing is the entire agreement of the parties with respect to the subject matter hereof and may not be amended, supplemented, cancelled or discharged except by written instrument executed by the parties hereto.

14. Survival. Sections 2.4 - 2.9, 2.9, 3.3, 3.7, 4.3, 5.2 - 5.4, 6 and 16 shall survive the termination hereof, whether such termination shall be by expiration of this Agreement or an early termination pursuant to Section 2 hereof.

15. Termination of Agreements. Effective as of the date hereof, this Agreement replaces and cancels the Employment Agreement by and between the Corporation and Schwallie dated as of November 21, 1997 ("Previous Agreement") and the Amendment to the Previous Agreement, by and between the Corporation and Schwallie dated December 8, 1998.

16. Governing Law. This Agreement is to be governed by and construed in accordance with the laws of New York, without giving effect to principles of conflicts of law. The Parties hereby consent to the jurisdiction of the courts of the State of New York with respect to any claim arising under or based upon this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

By:/s/ Fred T. Klinkhammer
  ------------------------
Name:
Title:

JOHN SCHWALLIE /s/ John A. Schwallie
              ----------------------